Citigroup Global Markets Holdings Inc.	January 16, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1859 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Market-Linked Notes Linked to the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due January 21, 2022

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for a return at maturity based on the performance of the worst performing of the underlying indices specified below from its initial index level to its final index level.

▪	If the worst performing underlying index appreciates from its initial index level to its final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate, subject to the maximum return at maturity specified below. However, if the worst performing underlying index depreciates from its initial index level to its final index level, you will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 10% of the stated principal amount. Even if the worst performing underlying index appreciates from its initial index level to its final index level so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In exchange for the capped loss potential if the worst performing underlying index depreciates, investors in the notes must be willing to forgo any dividends that may be paid on the stocks that constitute either underlying index during the term of the notes. If the worst performing underlying index does not appreciate from its initial index level to its final index level, you will not receive any return on your investment in the notes, and you may lose up to 10% of your investment.

▪	Your return on the notes will depend solely on the performance of the worst performing underlying index. You will not benefit in any way from the performance of the better performing underlying index. You may incur a loss on your investment in the notes if either underlying index performs poorly, even if the other performs favorably.

▪	In order to obtain the modified exposure to the worst performing underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying indices:	Underlying index	Initial index level*
	S&P 500® Index (ticker symbol: “SPX”)	2,616.10
	Russell 2000® Index (ticker symbol: “RTY”)	1,454.697
	* For each underlying, its closing level on the pricing date
Aggregate stated principal amount:	$1,500,000
Stated principal amount:	$1,000 per note
Pricing date:	January 16, 2019
Issue date:	January 22, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	January 18, 2022, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	January 21, 2022
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪  If the final index level of the worst performing underlying index is greater than its initial index level:
$1,000 + ($1,000 × the index return of the worst performing underlying index × the upside participation rate), subject to the maximum return at maturity

▪  If the final index level of the worst performing underlying index is less than or equal to its initial index level:
$1,000 + ($1,000 × the index return of the worst performing underlying index), subject to the minimum payment at maturity

If the final index level of the worst performing underlying index depreciates from its initial index level, you will be exposed to the first 10% of that depreciation and your payment at maturity will be less than the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $100 per note.

Final index level:	For each underlying index, its closing level on the valuation date
Worst performing underlying index:	The underlying index with the lowest index return
Maximum return at maturity:	$430 per note (43% of the stated principal amount). The payment at maturity per note will not exceed the stated principal amount plus the maximum return at maturity.
Minimum payment at maturity:	$900.00 per note (90.00% of the stated principal amount)
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Upside participation rate:	150%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17326YCR5 / US17326YCR53
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$7.50	$992.50
Total:	$1,500,000	$11,250	$1,488,750

(1) On the date of this pricing supplement, the estimated value of the notes is $984.40 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $7.50 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017               Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns of the worst performing underlying index.

Investors in the notes will not receive any dividends that may be paid on the stocks that constitute the underlying indices. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices” below.

Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Worst Performing Underlying Index

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on the following hypothetical initial index levels and do not reflect the actual initial index levels of the underlying indices. For the actual initial index level of each underlying index, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual initial index levels, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial index level of each underlying index, and not the hypothetical initial index levels indicated below.

Underlying index	Hypothetical initial index level
S&P 500® Index	100
Russell 2000® Index	100

The examples below are intended to illustrate how your payment at maturity will depend on the final index level of the worst performing underlying index. Your actual payment at maturity per note will depend on the actual final index level of the worst performing underlying index.

Example 1—Upside Scenario A. The final index level of the worst performing underlying index is 110, resulting in a 10% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
S&P 500® Index	150	50%
Russell 2000® Index*	110	10%

* Worst performing underlying index

Payment at maturity per note = $1,000 + ($1,000 × the index return of the worst performing underlying index × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 10% × 150%), subject to the maximum return at maturity

= $1,000 + $150, subject to the maximum return at maturity

= $1,150

In this scenario, the worst performing underlying index has appreciated from its initial index level to its final index level, and your total return at maturity would equal the index return of the worst performing underlying index multiplied by the upside participation rate.

Example 2—Upside Scenario B. The final index level of the worst performing underlying index is 150, resulting in a 50% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
S&P 500® Index*	150	50%
Russell 2000® Index	170	70%

* Worst performing underlying index

Payment at maturity per note = $1,000 + ($1,000 × the index return of the worst performing underlying index × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 50% × 150%), subject to the maximum return at maturity

= $1,000 + $750, subject to the maximum return at maturity

= $1,430

In this scenario, the worst performing underlying index has appreciated from its initial index level to its final index level but the index return of the worst performing underlying index multiplied by the upside participation rate would exceed the maximum return at maturity. As a result, your total return at maturity in this scenario would be limited to the maximum return at maturity. An investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum return at maturity.

PS-3

Citigroup Global Markets Holdings Inc.

Example 3—Downside Scenario A. The final index level of the worst performing underlying index is 98, resulting in a -2% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
S&P 500® Index*	98	-2%
Russell 2000® Index	115	15%

* Worst performing underlying index

Payment at maturity per note = $1,000 + ($1,000 × the index return of the worst performing underlying index), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -2%), subject to the minimum payment at maturity

= $1,000 + -$20, subject to the minimum payment at maturity

= $980, subject to the minimum payment at maturity

= $980

In this scenario, the worst performing underlying index has depreciated from its initial index level to its final index level, but not by more than 10%. As a result, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the worst performing underlying index and you would incur a loss at maturity equal to the depreciation of the worst performing underlying index.

Example 4—Downside Scenario B. The final index level of the worst performing underlying index is 80, resulting in a -20% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
S&P 500® Index*	80	-20%
Russell 2000® Index	90	10%

* Worst performing underlying index

Payment at maturity per note = $1,000 + ($1,000 × the index return of the worst performing underlying index), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -20%), subject to the minimum payment at maturity

= $1,000 + -$200, subject to the minimum payment at maturity

= $800, subject to the minimum payment at maturity

= $900

In this scenario, the worst performing underlying index has depreciated from its initial index level to its final index level by more than 10%. As a result, you would incur a loss at maturity equal to the maximum loss of 10%.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the worst performing underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to 10% of your investment. You will receive a positive return on your investment in the notes only if the worst performing underlying index appreciates from its initial index level to its final index level. If the final index level of the worst performing underlying index is less than its initial index level, you will lose 1% of the stated principal amount of the notes for every 1% by which its final index level is less than its initial index level, subject to a maximum loss of 10% of your investment. As the notes do not pay any interest, if the worst performing underlying index does not appreciate sufficiently from its initial index level to its final index level over the term of the notes or if the worst performing underlying index depreciates from its initial index level to its final index level, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited. Your potential total return on the notes at maturity is limited to the maximum return at maturity, even if the worst performing underlying index appreciates by significantly more than the maximum return at maturity. If the worst performing underlying index appreciates by more than the maximum return at maturity, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying index. When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying index even if the worst performing underlying index appreciates by less than the maximum return at maturity. In addition, the maximum return at maturity reduces the effect of the upside participation rate for all final index levels exceeding the final index level at which, by multiplying the corresponding index return by the upside participation rate, the maximum return at maturity is reached.

▪	Although the notes limit your loss at maturity to 10%, you may nevertheless suffer additional losses on your investment in real value terms if the worst performing underlying index declines or does not appreciate sufficiently from its initial index level to its final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The notes are subject to the risks of both of the underlying indices and will be negatively affected if either of the underlying indices performs poorly, even if the other underlying index performs well. You are subject to risks associated with both of the underlying indices. If either of the underlying indices performs poorly, you will be negatively affected, even if the other underlying index performs well. The notes are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing underlying index.

▪	You will not benefit in any way from the performance of the better performing index. The return on the notes depends solely on the performance of the worst performing underlying index, and you will not benefit in any way from the performance of the better performing index. The notes may underperform a similar investment in both of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better performing index would be blended with the performance of the worst performing underlying index, resulting in a better return than the return of the worst performing underlying index.

▪	You will be subject to risks relating to the relationship between the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that either one of the underlying indices will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlying indices to perform poorly; the

PS-5

Citigroup Global Markets Holdings Inc.

performance of the underlying index that is not the worst performing underlying index is not relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the underlying indices will be over the term of the notes. The S&P 500® Index represents large capitalization stocks in the United States and the Russell 2000® Index represents small capitalization stocks in the United States. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the worst performing underlying index appreciates, or if it depreciates by up to the dividend yield, this lost dividend yield may cause the notes to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the worst performing underlying index or its component companies.

▪	Your payment at maturity depends on the closing level of the worst performing underlying index on a single day. Because your payment at maturity depends on the closing level of the worst performing underlying index solely on the valuation date, you are subject to the risk that the closing level of the worst performing underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the worst performing underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the worst performing underlying index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing levels of the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

PS-6

Citigroup Global Markets Holdings Inc.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the closing levels of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, the dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlying indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the notes is not a recommendation of the underlying indices. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying indices or in instruments related to the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the closing levels of the underlying indices in a way that has a negative impact on your interests as a holder of the notes.

▪	The closing levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlying indices or in financial instruments related to the underlying indices and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlying indices or in financial instruments related to the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing levels of the underlying indices in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying indices in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to an underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes.

PS-7

Citigroup Global Markets Holdings Inc.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes that affect the underlying indices may affect the value of your notes. The sponsors of the underlying indices may at any time make methodological changes or other changes in the manner in which they operate that could affect the level of the underlying indices. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlying indices and the value of and your return on the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the S&P 500® Index on January 16, 2019 was 2,616.10.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2008 to January 16, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2008 to January 16, 2019

PS-9

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the notes and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Russell 2000® Index on January 16, 2019 was 1,454.697.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 2, 2008 to January 16, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2008 to January 16, 2019

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Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

Prospective investors should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code,” the section entitled “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 3.755%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,117.993 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through June 30, 2019	$16.480	$16.480
July 1, 2019 through December 31, 2019	$19.084	$35.564
January 1, 2020 through June 30, 2020	$19.442	$55.006
July 1, 2020 through December 31, 2020	$19.807	$74.813
January 1, 2021 through June 30, 2021	$20.179	$94.992
July 1, 2021 December 31, 2021	$20.558	$115.550
January 1, 2022 through maturity	$2.443	$117.993

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

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Citigroup Global Markets Holdings Inc.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $7.50 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $7.50 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying indices and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond

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Citigroup Global Markets Holdings Inc.

component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

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Citigroup Global Markets Holdings Inc.

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global

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Citigroup Global Markets Holdings Inc.

Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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